SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: January 22, 2004



                                   AT&T CORP.
               (Exact Name of Registrant as Specified in Charter)

                                    New York

                 (State or Other Jurisdiction of Incorporation)

          1-1105                                        13-4924710
  (Commission File Number)                   (IRS Employer Identification No.)


                 One AT&T Way
            Bedminster, New Jersey                             07921
       (Address of Principal Executive                       (Zip Code)
        Offices)


       Registrant's telephone number, including area code: (908) 221-2000


                                 Not Applicable

          (Former Name or Former Address, If Changed Since Last Report)

     A New York                  Commission File           I.R.S. Employer
     Corporation                   No. 1-1105              No. 13-4924710

ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

What are we disclosing?

On January 22, 2004, our Senior Executive Vice President and Chief Financial Officer, Thomas W. Horton, made the following comments during the Company's earnings conference call:

In addition to tough competition in LD, voice and high-capacity bandwidth products, the small and medium business segment also intensified due to RBOC pricing actions that had a direct impact on our ability to sustain our market position.

In our Consumer business, we will continue to take targeted pricing actions to improve average revenue per subscriber where competitive conditions permit, helping us offset margin decline as we move through 2004.

Significant reductions in debt in 2003 will drive annualized interest savings of nearly $400 million dollars.

AT&T's pension funds remain well funded. Our total over-funded position is about 11% as of the end of the year. That is comparing pension benefit obligations against fair market value of assets. We do not, as a consequence, expect to make any contributions to the pension trust in 2004 or 2005.

AT&T reduced total headcount by approximately 13% in 2003, driving about $800 million in annualized cost savings. I would expect a headcount reduction again in 2004. Probably not to the same extent as 2003, more like the reductions in 2001 and 2002. Based on that sort of decline, the restructuring charge associated with it would probably be in the $150 million plus range. The 2004 operating margin guidance provided does not include restructuring charges.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c) EXHIBITS

             Exhibit 99 - Press release dated January 22, 2004.

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On January 22, 2004, AT&T Corp. issued a press release announcing fourth quarter earnings. A copy of the press release is attached as Exhibit 99.

The  information  in this Form 8-K shall not be deemed  "filed" for  purposes of
Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  AT&T CORP.




                                  /s/  Robert S. Feit
                                  ----------------------------------
                                  By:  Robert S. Feit
                                       Vice President - Law and Secretary




January    , 2004